As filed with the Securities and Exchange Commission on August 23, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMPREHENSIVE CARE CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	95-2594724 (I.R.S. Employer Identification No.)

204 South Hoover Blvd., Suite 200 Tampa, Florida	33609
(Address of Principal Executive Offices)	(Zip Code)
Comprehensive Care Corporation 2002 Incentive Compensation Plan, As Amended
(Full Title of the Plans)
ROBERT J. LANDIS
Chairman of the Board of Directors, Chief Financial Officer and Treasurer
Comprehensive Care Corporation
204 South Hoover Blvd., Suite 200
Tampa, Florida 33609
(Name and Address of Agent For Service)
(813) 288-4808
(Telephone Number, Including Area Code, of Agent For Service)
With copies to:
CAROLYN T. LONG, ESQ.
Foley & Lardner, LLP
100 North Tampa Street
Suite 2700
Tampa, Florida 33602
Tel: (813) 225-4177

CALCULATION OF REGISTRATION FEE

		Proposed		Proposed
	Amount	maximum		maximum		Amount of
Title of	to be	offering price		aggregate		registration
securities to be registered	registered(1)	per share		offering price		fee (2)
Common Stock, par value $.01 per share	500,000 shares(4)	$2.00	(2)	$1,000,000	(3)	$117.70

(1)	Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of shares of Common Stock which may become issuable as a result of stock splits, stock dividends, or similar anti-dilution provisions contained in the Plan.

(2)	Computed in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the total registration fee. Such computation is based on the average of the bid and asked prices (rounded to the nearest cent) of the Common Stock on the OTC Bulletin Board on August 17, 2005.

(3)	Computed in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the total registration fee. Such computation is based on the weighted average exercise price (rounded to the nearest cent) at which the shares will be issued.

(4)	Represents the number of shares available to be issued upon the exercise of options available to be granted under the Company’s 2002 Incentive Plan, as amended.
EXPLANATORY NOTE REGARDING COMPLIANCE WITH GENERAL
INSTRUCTION E OF FORM S-8
This Registration Statement is being filed pursuant to Instruction E of Form S-8 and incorporates by reference the Registration Statement previously filed with respect to the Plan on Form S-8 (Registration No. 333-108561).

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SIGNATURES
EXHIBIT INDEX
Ex-5.1 Opinion of Foley & Lardner, LLP
Ex-23.2 Consent of Kirkland, Russ, Murphy & Tapp

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on this 19th day of August, 2005.

COMPREHENSIVE CARE CORPORATION
By:	/s/ Robert J. Landis
Robert J. Landis
Chairman of the Board of Directors, Chief Financial Officer and Treasurer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Landis, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Robert J. Landis Robert J. Landis	Chairman of the Board of Directors, Chief Financial Officer and Treasurer (Principal Accounting Officer)	August 19, 2005

/s/ Mary Jane Johnson Mary Jane Johnson	President and Chief Executive Officer (Principal Executive Officer)	August 19, 2005

/s/ Eugene L. Froelich Eugene L. Froelich	Director	August 19, 2005

/s/ Robert Parker Robert Parker	Director	August 19, 2005

/s/ David P. Schuster David P. Schuster	Director	August 19, 2005

/s/ Barry A. Stein Barry A. Stein	Director	August 19, 2005

/s/ Peter Jesse Walcott Peter Jesse Walcott	Director	August 19, 2005

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EXHIBIT INDEX

Exhibit
Number	Description
4.1
Comprehensive Care Corporation 2002 Incentive Compensation Plan, as amended on March 11, 2005 (filed as Appendix A to the Company’s definitive proxy statement on Schedule 14A, filed on January 28, 2005, Commission File No. 1-09927, and incorporated herein by reference).

5.1	Opinion of Foley & Lardner, LLP.*

10.1	Form of stock option agreement (filed as an exhibit to Annual Report on Form 10-K for the fiscal year ended May 31, 1998, Commission File No. 1-09927, and incorporated herein by reference).

23.1	Consent of Foley & Lardner, LLP (contained in Exhibit 5.1).*

23.2	Consent of Kirkland, Russ, Murphy & Tapp P.A.*

24.1	Power of Attorney (contained on the signature page hereof).*

(*)	Filed herewith electronically.